Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated September 12, 2007, with respect to the consolidated financial statements and schedule of National Medical Health Card Systems, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of National Medical Health Card Systems, Inc. and Subsidiaries, included in this Registration Statement on Form S-4 and related Prospectus of SXC Health Solutions Corp. for the registration of 3,143,081 shares of its common stock.
/s/ Ernst & Young LLP
New York, New York
March 28, 2008